Filed pursuant to Rule 433
                                                             File No. 333-137215

Preliminary Term Sheet dated July 2, 2008.
(To Prospectus dated September 8, 2006, and to Product Supplement No. TB-1, dated July 2, 2008)

                         HARTFORD LIFE INSURANCE COMPANY
              PRINCIPAL PROTECTED EQUITY INDEXED MEDIUM-TERM NOTES

The description in this preliminary term sheet is of the particular terms of the series of principal protected medium-term notes we anticipate offering on or about July 3, 2008. This preliminary term sheet supplements the description of the general terms and provisions of the notes set forth in the Prospectus dated September 8, 2006, and the Product Supplement No. TB-1 dated July 2, 2008, both of which are hereby incorporated by reference. If the notes described herein are issued, we will file a pricing supplement with the Securities and Exchange Commission as of the Trade Date.

          ANTICIPATED TERMS OF EQUITY INDEXED NOTES DUE JULY 9, 2015

CUSIP Number:                       4165X2BJ4
Series Number:                      408392
Trade Date:                         July 3, 2008
Issuance Date:                      July 9, 2008 (T+3)
Stated Maturity Date:               July 9, 2015
Level of Principal Protection:      100%
Supplemental Payments:              Yes [X]   No [ ]
    Supplemental Payment:            Per $1,000 principal amount of notes is
                                     equal to $1,000 x the Basket Return x
                                     the Participation Rate.
Participation Rate:                 [100% - 110%]
Off-Set Amount:                     None
Minimum Supplemental Payment:       None
Maximum Supplemental Payment:       $1,000 per each $1,000 principal amount
                                     of notes
Basket:

-------------------------- -------------- -------------- -----------------------
                             BLOOMBERG        INDEX
          INDEX                TICKER       WEIGHTING      INITIAL INDEX LEVEL
-------------------------- -------------- -------------- -----------------------
     S&P 500(R) Index           SPX           50.00%     Determined at close of
      ("S&P Index")                                      business on Trade Date
-------------------------- -------------- -------------- -----------------------
Dow Jones Euro Stoxx 50(R)      SX5E          35.00%     Determined at close of
     ("STOXX Index")                                     business on Trade Date
-------------------------- -------------- -------------- -----------------------
   Nikkei(R) 225 Index          NKY           15.00%     Determined at close of
    ("Nikkei Index")                                     business on Trade Date
-------------------------- -------------- -------------- -----------------------

Payment at Maturity:                At maturity you will receive a cash payment
                                      for each $1,000 principal amount of notes of $1,000 plus the Supplemental Payment, if any.

Basket Return:                        Ending Basket Level - Initial Basket Level
                                      ------------------------------------------
                                                 Initial Basket Level

Initial Basket Level:               100
Ending Basket Level:                The Basket Closing Level on the Basket
                                      Valuation Date.
Basket Closing Level:               The Basket Closing Level will be calculated
                                      as follows:
                                      100 x [1+ (S&P Index Return x S&P Index
                                      Weighting) + (STOXX Index Return x STOXX
                                      Index Weighting) + (Nikkei Index Return x
                                      Nikkei Index Weighting)]
Index Return:                          Ending Index Level - Initial Index Level
                                       ----------------------------------------
                                                  Initial Index Level
Ending Index Level:                 The closing level for the relevant index on
                                      the Basket Valuation Date, as determined
                                      by the Calculation Agent
Basket Valuation Date(s):           July 6, 2015 (3 business days before
                                      Maturity Date)

Interest Rate, if any:              None
  Interest Payment Frequency:       N/A
  Initial Interest Payment Date:    N/A

  Day Count Convention:                     N/A
Price to Public:                            100%
Agent's Discount:                           5.00%

Optional Redemption:                        Yes [ ]  No [X]
The Survivor's Option:                      [ ] is  [X] is not available
Securities Exchange Listing:                None
Authorized Denominations:                   $1,000 integral amounts
Calculation Agent:                          Lehman Brothers Inc.
Lead Agent:                                 Lehman Brothers Inc.
Other Provisions Relating to the Notes:     None

Special Tax Considerations: We will specify in the pricing supplement the "comparable yield" on the notes described herein. We currently expect that the comparable yield will be approximately 4.1840%, compounded annually. If this is the final "comparable yield," it would result in a "projected payment schedule," per $1,000 of a Note, of a single payment of $1,332.30 at maturity. The table below shows the OID that will accrue each year, based on this estimated information. The amount in the center column reflects the total interest amount a calendar year taxpayer who purchases and holds a $1,000 note to maturity would generally include in his or her taxable income each year. At maturity, however, if the actual Supplemental Payment exceeds the projected Supplemental Payment, the excess would be included in income for the year of maturity. Conversely, if the actual Supplemental Payment were less than the projected Supplemental Payment, the difference generally would be an ordinary loss in that year, to the extent of previous income inclusions under the note, and the balance generally would be a capital loss. In addition, if on a date that is more than six months prior to the maturity date the amount of the Supplemental Payment becomes fixed (or a minimum amount for such payment becomes fixed), special rules may apply.

                                                    CUMULATIVE ACCRUED OID
                             ACCRUED OID PER        PER $1,000 NOTE THROUGH
       CALENDAR YEAR           $1,000 NOTE                 YEAR-END
--------------------------------------------------------------------------------
      2008 (from 7/9)             $19.92                   $19.92
           2009                   $42.67                   $62.59
           2010                   $44.46                   $107.05
           2011                   $46.31                   $153.36
           2012                   $48.25                   $201.61
           2013                   $50.27                   $251.88
           2014                   $52.38                   $304.26
       2015 (to 7/9)              $28.04                   $332.30

Neither the comparable yield nor the projected payment schedule constitutes a representation by us of the actual amount that we will pay on the notes. You are urged to review carefully the section entitled "Additional Material United States Federal Income Tax Considerations" in Product Supplement No. TB-1 dated July 3, 2008, and consult your tax adviser regarding your particular circumstances.

               INFORMATION PERTAINING TO THE RATINGS OF THE NOTES

It is anticipated that, as of July 9, 2008, the Notes will be rated by the indicated rating agencies as follows:

                         Standard & Poor's:          AA-
                         Moody's:                    A1
                         Fitch:                      AA-
                         A.M. Best:                  a+

                        SUPPLEMENTAL PAYMENT ILLUSTRATION

The following table illustrates the Supplemental Payment that would be made on the Maturity Date assuming the Basket Return, reflecting the Ending Basket Level, is as listed in the first column. The table reflects an estimated Participation Rate for the series of notes described herein.

--------------------- ---------------------- ----------------------- -----------------------
                         BASKET RETURN X          SUPPLEMENTAL           TOTAL MATURITY
                        PARTICIPATION RATE     PAYMENT (PER $1,000     PAYMENT (PER $1,000
    BASKET RETURN             (100%)                  NOTE)                   NOTE)
--------------------- ---------------------- ----------------------- -----------------------
         120%                  120%                 $1,000.00               $2,000.00
--------------------- ---------------------- ----------------------- -----------------------
         110%                  110%                 $1,000.00               $2,000.00
--------------------- ---------------------- ----------------------- -----------------------
         100%                  100%                 $1,000.00               $2,000.00
--------------------- ---------------------- ----------------------- -----------------------
         80%                   80%                   $800.00                $1,800.00
--------------------- ---------------------- ----------------------- -----------------------
         60%                   60%                   $600.00                $1,600.00
--------------------- ---------------------- ----------------------- -----------------------
         40%                   40%                   $400.00                $1,400.00
--------------------- ---------------------- ----------------------- -----------------------
         20%                   20%                   $200.00                $1,200.00
--------------------- ---------------------- ----------------------- -----------------------
         10%                   10%                   $100.00                $1,100.00
--------------------- ---------------------- ----------------------- -----------------------
          5%                    5%                    $50.00                $1,050.00
--------------------- ---------------------- ----------------------- -----------------------
          0%                    0%                      $0                  $1,000.00
--------------------- ---------------------- ----------------------- -----------------------
         -5%                   -5%                      $0                  $1,000.00
--------------------- ---------------------- ----------------------- -----------------------
         -10%                  -10%                     $0                  $1,000.00
--------------------- ---------------------- ----------------------- -----------------------
         -20%                  -20%                     $0                  $1,000.00
--------------------- ---------------------- ----------------------- -----------------------
         -40%                  -40%                     $0                  $1,000.00
--------------------- ---------------------- ----------------------- -----------------------
         -60%                  -60%                     $0                  $1,000.00
--------------------- ---------------------- ----------------------- -----------------------
         -80%                  -80%                     $0                  $1,000.00
--------------------- ---------------------- ----------------------- -----------------------

This table is illustrative only. See the Product Supplement No. TB-1, described above, for a more detailed description of the methodology for computing the amounts in this table.

                             ADDITIONAL INFORMATION

The Prospectus and the Product Supplement No. TB-1 referred to below are both available on the SEC Website as follows:

Product Supplement No. TB-1, dated July 2, 2008:
http://www.sec.gov/Archives/edgar/data/45947/000093041308004078/c54147_424b5.txt

Prospectus dated September 8, 2006:
http://www.sec.gov/Archives/edgar/data/45947/000093041306006622/0000930413-06-
006622-index.htm

We have filed a registration statement (including the Prospectus and the Product Supplement No. TB-1) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the Prospectus in that registration statement and other documents we have filed with the SEC (including the Product Supplement No. TB-1) for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus (including the Product Supplement No. TB-1). You may also request these documents by calling Lehman Brothers Inc. toll free at 888-603-5847.